Exhibit 5.01

[FAIRCHILD SEMICONDUCTOR INTERNATIONAL, INC. LETTERHEAD]

December 16, 2014

Fairchild Semiconductor International, Inc.

3030 Orchard Parkway

San Jose, CA 95134

To the Board of Directors:

As the General Counsel to Fairchild Semiconductor International, Inc., a Delaware corporation (the “Company”), I am familiar with the registration statement on Form S-8 being filed today by the Company with the Securities and Exchange Commission relating to 4,400,000 shares (the “Shares”) of the Company’s Common Stock, par value $.01 per share, to be issued pursuant to and in accordance with the Fairchild Semiconductor 2007 Stock Plan (the “Plan”), and the corporate authorizations related thereto.

It is my opinion that the Shares, when issued and sold hereafter in accordance with the provisions of the Plan, in accordance with Delaware law and upon payment of the price for the Shares and satisfaction of other conditions as contemplated by the Plan and option or other agreements entered into under the Plan, will be validly issued, fully paid and nonassessable.

I hereby consent to the use of this opinion as part of the filing of the above-referenced registration statement and the prospectus that forms a part thereof. In giving this consent, I do not thereby admit that I am within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

Yours truly,

/s/ Paul D. Delva

Paul D. Delva
Senior Vice President, General Counsel and Corporate Secretary